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                                                                  EXHIBIT 10.11



                           1997 EMPLOYEE INCENTIVE
                             COMPENSATION PROGRAM


OBJECTIVES:     To enable Somanetics Corporation to attract, motivate, and retain first-class people to deliver on its 1997 Plan objectives.

STRUCTURE:      All non-commissioned, full-time employees will participate in the 1997 Employee Incentive Compensation Program. Potential incentive pay-out per employee will be based on the employee's position, salary level, and performance against pre-defined Company and/or individual objectives. Actual pay-out will be based on performance.

                One-half of the potential pay-out for each management/key employee participant will be based on the achievement of the Company's year-to-date revenue targets, reviewed and paid quarterly. The other one-half of the potential pay-out for each employee will be based on the achievement of individual objectives and paid at the end of the year. Participants not designated as management or key employees (e.g. clerical, full-time manufacturing, etc.) will have 100% of their pay-out based on the achievement of the Company's year-to-date revenue targets, reviewed and paid quarterly.

                The potential for over achievement pay-out will be available based on a pre-defined formula. Over achievement pay-outs, if any, will be made at the end of the year.
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                         QUARTERLY REVENUE COMPONENT

Each participant's potential quarterly incentive compensation pay-out will be based on the Company's performance against its year-to-date revenue objective (reviewed quarterly) as well as the participant's salary level and pay-out rate. Each individual will receive an actual quarterly incentive compensation pay-out based on the following formula:



        Company's Year-to-Date                              Employee's Salary multiplied
        % to its Revenue Plan            X   FACTOR   X        by their Pay-Out Rate       X  .125
   at the end of each Fiscal Quarter


The "FACTOR" is an index of performance that serves to accelerate the reduction in pay-out for performance below 100% to Plan and accelerate the increase in pay-out for performance above 100% to Plan as defined below:



                            % TO PLAN         FACTOR
                            ---------         ------
                               <70               0
                             70 to 80          .50
                             80 to 90          .80
                             90 to 100        1.00
                            100 to 110        1.125
                            110 to 125        1.25
                               >125           1.50

Pay-outs for this portion of the Incentive Compensation Program will be made at the end of each quarter based on Year-to-Date performance. Payments will be made for "catching up" as the year unfolds. For example, people can still make their full first quarter bonus by catching up to 100% in the second quarter. Any over achievement pay-out will be reserved for year-end distribution.


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                        INDIVIDUAL OBJECTIVES COMPONENT


Each management and key employee participant will be assigned pre-defined objectives for the 1997 Plan year. Certain key objectives will be identified for the purpose of impacting incentive compensation calculations and weighted according to level of importance. Pay-outs for incentive compensation associated with an employee's performance against their individual objectives will be made at year-end based on the following formula:

      % of                                              Company's    Company's
   Objectives   X  Salary  X  Pay-out Rate  X  0.5  X    % to its  X  % to its
    Achieved                                           Revenue Plan  Profit Plan


Management will retain a +/-20% discretion on an individual's performance against objectives to deflate, or accentuate, the pay-out for those who either succeeded despite their efforts or failed in spite of their efforts. At management's discretion, individuals who achieve less than 50% of their objectives will receive no pay-out.
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                                 BASIC RULES


- This Plan shall be administered by the Company's Compensation Committee, which is authorized to interpret this plan, to make, amend, and rescind rules and regulations relating to this plan, to make awards under this plan, and to make all other determinations under this plan necessary or advisable for its administration.

- All determinations, interpretations, and constructions made by the Compensation Committee shall be final and conclusive.

- The Board reserves the right to pay bonuses to participants beyond those, if any, called for by this plan.
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                           BASIC RULES (CONTINUED)


-  Rights under this plan may not be transferred, assigned, or pledged.

- Nothing in this plan confers on any participant any right to continued employment, nor interfere with the Company's right to terminate an employee's employment.

-  Revenue and net income will be as reported in the Company's Form 10-K.
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                           BASIC RULES (CONTINUED)



- Earned pay-outs are intended to be made after the end of the month following the close of each fiscal quarter based on year-to-date performance, however, actual pay-outs will be made as soon as practicable after sales and net income are determined and the bonus calculation is confirmed by the Compensation Committee.

- Payments will be made for catching up on a year-to-date basis. For example, if the Company finishes the first quarter below Plan, employees can recoup their full first quarter bonus not earned by catching up to 100% to Plan year-to-date by the end of the second quarter.


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                           BASIC RULES (CONTINUED)


- Employee must be a full-time employee in good standing at time of pay-out to receive "any" pay-out.

- Any over achievement pay-out earned due to actual revenue in excess of the 1997 Plan will be paid after year-end. There is "no cap" on the bonus potential for this plan.

- Employee participation in the program will be suspended during periods of sick days beyond the allowable amount, short term or long-term disability periods, or any other extended leave of absence.